Exhibit 10.1
November 19, 2010
Mr. Thomas Bradley
13 Crocus Hill
St. Paul, MN 55102
Dear Tom:
This letter agreement confirms our discussions regarding agreed-upon transition arrangements and your retirement from employment with Fair Isaac Corporation (the “Company”). To carry out our agreed-upon arrangement, this letter amends the letter agreement entered into between you and the Company dated March 11, 2009 (the “Employment Letter”).
Effective November 18, 2010, you will retire as the Company’s Executive Vice President, Chief Financial Officer and resign from any and all positions as an officer or director of any direct or indirect subsidiaries of the Company and from any fiduciary positions with any Company benefit plan. In order to facilitate transition of your responsibilities, your employment with the Company will continue from November 18, 2010 through April 15, 2011 (“Retirement Date”), on the terms and conditions of the Employment Letter, subject to the following amendments:

Title:	You will serve as the Company’s Vice President, Finance.

Term:	The term of your employment will end on the Retirement Date, April 15, 2011.

Responsibilities:	During your employment as Vice President, Finance, you will report to the Company’s Chief Executive Officer (“CEO”) and will provide transitional support to the finance operations and otherwise advise the Company as requested in areas within the scope of your previous responsibilities as Chief Financial Officer. You agree to serve the Company faithfully and to the best of your ability, consistent with the expectations for this position.

Initial Base Salary:	You will be paid a base salary at the rate of $320,000 per year commencing November 18, 2010 for services performed, in accordance with the regular payroll practices of the Company with annual review by the Compensation Committee of the Board (the “Committee”). Your performance and base salary will be reviewed by the Committee annually during the first quarter of each fiscal year and may be adjusted upward from time to time at the discretion of the Committee, but will not be reduced without your consent during the Term.

Incentive Bonus:	You acknowledge that your incentive bonus for FY 2010 under the Company’s Management Incentive Plan will be $0.00 and that you will not be eligible for any incentive compensation for FY 2011.

Annual Equity:	You acknowledge that you will not be eligible for any additional equity grants from the Company. Your outstanding equity holdings will continue in place in

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accordance with the terms and conditions of the applicable agreements, represented in the Company’s records by grant numbers 009591 and 009597.

Benefits:	You will be eligible to participate in the employee benefit plans and programs generally available to employees of the Company to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Vacation:	You agree to use all accrued vacation time off available to you before your Retirement Date, in accordance with the policies and practices of the Company, such that no vacation time will be paid to you upon termination of your employment. Vacation time shall be taken at such times so as not to unduly disrupt the operations of the Company.

Severance:	You and the Company agree that this transition and your retirement from the Company constitutes a Qualifying Termination and that you are eligible for severance in accordance with the terms and conditions of the “Severance” provisions of the Employment Letter. The Company will pay you severance at the time and in the manner set out in the Employment Letter, subject to you fulfilling all of the conditions for receiving such severance, including but not limited to signing and not revoking the enclosed release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns (the “Release”). You and the Company agree that your severance will be calculated based on your final annual base salary rate of $320,000 and that your bonus component of severance will be $0.00.

Entire Agreement:	Except as expressly modified by this letter, all provisions of the Employment Letter continue in effect through the Retirement Date in accordance with its terms. The Employment Letter, as amended herein, the PIIA, the Indemnification Agreement, and the Management Agreement constitute the entire agreement between the parties, and supersede all prior discussions, agreements and negotiations between you and the Company. No amendment or modification of the Employment Letter or this amendment will be effective unless made in writing and signed by you and an authorized officer of the Company.

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Please acknowledge your acceptance of the terms and conditions of your transition and retirement, and the amendment of the Employment Letter, by signing below.
Sincerely,
/s/ Mark N. Greene
Mark N. Greene
Chief Executive Officer
I accept and agree to the above amendments to the Employment Letter terms and conditions of the amended employment with Fair Isaac Corporation as set forth above.

/s/ Thomas Bradley	November 19, 2010

Thomas Bradley	Dated

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RELEASE BY THOMAS BRADLEY
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me (Thomas Bradley) and anyone who has or obtains any legal rights or claims through me.

B.	FICO means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FICO; the present and past officers, directors, committees, shareholders, and employees of FICO; any company providing insurance to FICO in the present or past; the present and past employee benefit plans sponsored or maintained by FICO (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FICO; and anyone who acted on behalf of FICO or on instructions from FICO.

D.	Agreement means the letter agreement between me and FICO dated March 9, 2009, as amended by letter agreement dated November 19, 2010, including all of the documents attached to such agreements.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:
1.	all claims arising out of or relating to my employment with FICO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act, the Genetic Information Nondiscrimination Act, Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from FICO as a current or former officer, director or employee of FICO; any claims for payment of severance benefits under the Agreement; any rights I have to severance pay or benefits under the Agreement; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FICO.
Consideration. I am entering into this Release in consideration of FICO’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from FICO as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FICO if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.
Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records;

(ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.
My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement and under the Proprietary Information and Inventions Agreement I signed on March 11, 2009. I will cooperate with the Company in the transition of my duties. In addition, I will not defame or disparage the reputation, character, image, products, or services of FICO, or the reputation or character of FICO’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of FICO.
Additional Agreements and Understandings. Even though FICO will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the date I received this Release (or 21 days after the last day of my employment with FICO, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with FICO it will not be valid and FICO will not be obligated to provide the consideration described in the Release.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FICO will not be obligated to provide the consideration described in the Release.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FICO by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FICO by hand or by mail within the 15-day rescission period. All deliveries must be made to FICO at the following address:

Richard S. Deal
SVP, Chief HR Officer
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FICO at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of FICO and by me.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FICO. No child support orders, garnishment orders, or other orders requiring that money owed to me by FICO be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:

Thomas Bradley

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